                                                                EXHIBIT 11.1

                          Caribiner International, Inc.
                    Computation of Earnings Per Common Share
                       For the Three Months Ended June 30

                                                                                         1996                    1997
                                                                                   ------------------      ------------------
Weighted average common stock outstanding during the period                              10,950,832  (a)         23,112,647
Effect of outstanding employee stock options                                                     --                 106,214
Conversion of convertible note into shares of preferred stock and the subsequent conversion of such shares into shares
     of common stock                                                                      4,110,000                       --

Conversion of all outstanding shares of preferred stock and preferred stock
     into shares of common stock                                                          3,082,500                       --

Exercise of warrants                                                                      1,069,010                       --

Effect of exercise of warrants computed in accordance with the treasury
      stock method                                                                         (198,882)                      --
                                                                                   ------------------      ------------------

Total weighted average common stock outstanding during the period                        19,013,460              23,218,861
                                                                                   ==================      ==================

Income before taxes                                                                  $    6,770,685         $    13,581,282

Income tax expense                                                                        2,382,256               5,568,326
                                                                                   ------------------      ------------------

Net income                                                                           $    4,388,429         $     8,012,956
                                                                                   ==================      ==================

Earnings per common share                                                            $        0.23   (b)    $         0.35
                                                                                   ==================      ==================

(a) Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share during the twelve-month period immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for the period.

(b) Computed on a pro forma basis assuming conversion of the convertible note and all outstanding shares of preferred stock into common stock (which, in each case, occurred on March 15, 1996 immediately prior to the initial public offering) as if such conversion occurred on October 1, 1995. Pro forma loss per share reflects adjustments to eliminate accrued preferred stock dividends.


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